Exhibit 99.1

Henry Ford Health Initiates Patient Enrollment for BioCardia’s CardiAMP HF II Pivotal Study for Ischemic Heart Failure of Reduced Ejection Fraction

Sunnyvale, Calif. – July 16, 2025 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, announced today that Henry Ford Health in Detroit, Michigan is now enrolling patients with ischemic HFrEF in the Company’s ongoing pivotal CardiAMP HF II trial.

“The CardiAMP HF cell therapy trials are important for patients with ischemic heart failure in need of new therapies,” said Gerald Koenig, M.D., Director of the Cardiac Catheterization Laboratory, Henry Ford West Bloomfield Hospital, and Principal Investigator of CardiAMP HF II for Henry Ford Health System. “Together with the other investigators in this trial, we hope to confirm the promising results in the CardiAMP HF trial and enable our patients early access to this novel investigational autologous cell therapy.”

The CardiAMP HF II trial is a confirmatory trial of autologous bone marrow derived mononuclear cell therapy for patients suffering from ischemic heart failure. The investigational therapy is intended to promote microvascular repair, reduce fibrosis, and increase capillary density. Patients who qualify for the study have cells harvested the day of the procedure, processed at their bedside, and delivered in the same procedure using minimally invasive catheter delivery systems. At the end of the procedure, nothing is left behind other than high doses of the patients’ own cells adjacent to damaged zones in their hearts.

“We are delighted to continue our partnership with Dr. Koenig and the world class cardiovascular clinical research team at Henry Ford Health in CardiAMP HF II,” said Peter Altman, PhD, BioCardia’s CEO. “We share the common mission of enhancing therapies to treat cardiovascular disease. The results from our completed TABMMI, TACHFT, and CardiAMP HF trials underlie the potential to improve the lives of patients with heart failure and the families who care for them.”

About the CardiAMP Heart Failure II Study

CardiAMP HF II is a 250-patient randomized multicenter procedure placebo-controlled study of the CardiAMP autologous cell therapy as a one-time treatment for patients with ischemic HFrEF on guideline directed medical therapy having elevated NTproBNP. The study is intended to confirm the safety and efficacy results in these patients observed in the CardiAMP HF study. The CardiAMP HF II study uses a similar three-tier composite primary outcome measure to CardiAMP HF, with tier 1 all cause death, tier 2 nonfatal major adverse cardiac events, and with tier 3 using a validated quality of life patient self-assessment instrument. In CardiAMP HF, this composite efficacy endpoint was achieved with statistical significance in the patients with elevated NTproBNP that are the focus of the CardiAMP HF II study.

About Heart Failure

According to the Centers for Disease Control and Prevention, about 6.2 million adults in the U.S. over 20 years old have heart failure. It is the cause of an estimated one in eight deaths in U.S., and each year, there are approximately 960,000 new cases of heart failure diagnosed, according to the American Heart Association. Current treatments for heart failure include lifestyle changes, medications, and certain devices or surgical procedures. While improving quality of life and longevity for many, these treatments often fail to halt the progression of the disease, and some patients do not respond well, experience adverse effects from medications, or have complications from invasive procedures, often requiring ongoing and more aggressive interventions.

About CardiAMP Autologous Cell Therapy

Granted FDA Breakthrough designation, CardiAMP Cell Therapy uses a patient’s own bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to stimulate the body’s natural healing response to increase capillary density, reduce tissue fibrosis, and ultimately treat microvascular dysfunction. The mechanisms that lead to microvascular dysfunction, including fibrotic, inflammatory, apoptotic, and endothelial dysfunction, are all targets of CardiAMP cell therapy, largely through production of growth factors, cytokines, chemokines, and other factors that directly counteract each of these mechanisms.

The CardiAMP clinical development for heart failure is supported by the Maryland Stem Cell Research Fund and is reimbursed by Centers for Medicare and Medicaid Services (CMS). CAUTION - Limited by United States law to investigational use.

About BioCardia

BioCardia, Inc., headquartered in Sunnyvale, California, is a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLO™ allogeneic cell therapies are the Company’s biotherapeutic platforms with three clinical stage product candidates in development. These therapies are enabled by its Helix™ biotherapeutic delivery and Morph® vascular navigation product platforms. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to our investigational product candidates, the potential benefits and mechanism of actions of the CardiAMP cell therapy, and the safety and efficacy of our product candidates and therapies. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2025, under the caption titled “Risk Factors,” and in our subsequently filed Quarterly Reports on Form 10-Q. BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120